Exhibit 99.2

MELINTA THERAPEUTICS, INC.

RESTRICTED STOCK UNIT AWARD GRANT NOTICE

Melinta Therapeutics, Inc. (the “Company”), hereby grants to Participant an award of Restricted Stock Units as set forth below in accordance with that certain offer letter between Participant and the Company, delivered January 22, 2019, as may be amended, restated or otherwise modified from time to time (the “Offer Letter”). This award of Restricted Stock Units is intended to be an employment inducement award being made in accordance with NASDAQ Listing Rule 5635(c)(4), and is not intended to be an award made under any stock incentive plan adopted by the Company, including the Company’s 2018 Stock Incentive Plan, as in effect on the date hereof (the “Plan”). Notwithstanding the preceding sentence, this award of Restricted Stock Units shall be construed as if this award of Restricted Stock Units had been granted under the Plan in accordance with and consistent with, and subject to, the provisions of the Plan, a copy of which has been made available to Participant, and the terms of which are incorporated into this Restricted Stock Unit Award Grant Notice and the Restricted Stock Unit Award Agreement attached hereto. Participant agrees to be bound by the terms and conditions of this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement and the Plan and any future amendments to the Plan which do not materially impair Participant’s rights hereunder. Notwithstanding the foregoing, for the avoidance of doubt, in the event of any inconsistency between the Plan, this Restricted Stock Unit Award Grant Notice and the Restricted Stock Unit Award Agreement, the provisions of this Restricted Stock Unit Award Grant Notice and the Restricted Stock Unit Award Agreement shall govern. Defined terms not explicitly defined in this Restricted Stock Unit Award Grant Notice but defined in the Plan shall have the same definitions as in the Plan. Participant hereby acknowledges and agrees that the Restricted Stock Unit Award Grant Notice and the Restricted Stock Unit Award Agreement delivered to Participant under the NASDAQ Listing Rule 5635(c)(4) prior to the date hereof is not effective (the “Prior Agreement”), and Participant further acknowledges and agrees that Participant has no rights to any Restricted Stock Unit or otherwise pursuant to the Prior Agreement.

Participant:	Timothy Simon

Date of Grant:	February 1, 2019

Vesting Commencement Date:	January 28, 2019

Number of Restricted Stock Units:	200,000

Vesting Schedule:

Provided that Participant has not undergone a Termination prior to the applicable vesting date, thirty-three and one-third percent (33 1/3%) of the Restricted Stock Units will vest on each of the first three (3) anniversaries of the Vesting Commencement Date, in each case, rounded down to the nearest whole unit, provided, that with respect to the last such annual installment, the number of Restricted Stock Units that vest in the installment shall be such that Participant will be fully vested in the total number of Restricted Stock Units listed above. The Restricted Stock Units will participate in any dividends paid to stockholders of the Company during such vesting period; provided, that dividends on shares of Stock underlying unvested Restricted

Stock Units shall be subject to the same vesting requirements as the underlying shares on which such dividends are paid and payment will be deferred and paid within ten (10) days after the Restricted Stock Units become vested (and will be forfeited to the extent unvested Restricted Stock Units are forfeited).

Additional Terms/Acknowledgements: Participant acknowledges receipt of, whether through electronic acceptance or otherwise, and understands and agrees to, this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement and the Plan. Participant further acknowledges that as of the Date of Grant, this Restricted Stock Unit Award Grant Notice, the Restricted Stock Unit Award Agreement, the Plan and the Offer Letter set forth the entire understanding between Participant and the Company regarding the grant of Restricted Stock Units hereunder and supersede all prior oral and written agreements on that subject.

Withholding Tax Election: Participant understands that by accepting this award of Restricted Stock Units, Participant hereby (i) affirmatively elects the Sell to Cover Election (as defined in the Restricted Stock Unit Award Agreement) effective as of the Date of Grant, (ii) directs the Company to make a cash payment equal to the required tax withholding from the cash proceeds of such sale directly to the appropriate taxing authorities, and (iii) represents and warrants that Participant has carefully reviewed Section 9 of the Restricted Stock Unit Award Agreement.

ATTACHMENTS: Restricted Stock Unit Award Agreement and 2018 Stock Incentive Plan.

Appendix A

MELINTA THERAPEUTICS, INC.

RESTRICTED STOCK UNIT AWARD AGREEMENT

Pursuant to the Restricted Stock Unit Award Grant Notice (the “Grant Notice”) and this Restricted Stock Unit Award Agreement (this “Agreement”), Melinta Therapeutics, Inc. (the “Company”) has awarded you Restricted Stock Units (“Units”), for the number of Units indicated in the Grant Notice (collectively, the “Award”) in accordance with the terms of the offer letter between you and the Company, delivered January 22, 2019, as may be amended, restated or otherwise modified from time to time. The Award is intended to be an employment inducement award being made in accordance with NASDAQ Listing Rule 5635(c)(4), and is not intended to be an award made under any stock incentive plan adopted by the Company, including the Company’s 2018 Stock Incentive Plan, as in effect on the date hereof (the “Plan”). Notwithstanding the preceding sentence, the Award shall be construed as if the Award had been granted under the Plan in accordance with and consistent with, and subject to, the provisions of the Plan, a copy of which has been made available to you, and the terms of which are incorporated into this Agreement except as otherwise specifically stated herein. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

The details of your Award, in addition to those set forth in the Grant Notice, are as follows:

1. ACQUISITION OF UNITS. By signing the Grant Notice, you are hereby granted the aggregate number of Units specified in your Grant Notice. Each Unit is convertible to one share of Stock that will be delivered to you when you become vested in the Unit in accordance with this Agreement.

2. CONSIDERATION. Unless otherwise required by law, the shares of Stock to be delivered to you when the Units become vested shall be deemed paid, in whole or in part, in exchange for past and future services rendered or to be rendered to the Company or an Affiliate in the amounts and to the extent required by law.

3. VESTING AND FORFEITURES. The Units will vest as set forth in the Grant Notice to which this Agreement is attached, provided that, subject to Section 11(d) of the Plan, vesting will cease upon your Termination and any unvested Units outstanding shall terminate and be forfeited for no consideration as of the date of such Termination. Vested Units will be exchanged on a one-to-one basis for shares of Stock that shall be delivered to you as provided in Section 4.

4. DELIVERY OF SHARES TO SETTLE VESTED UNITS. When Units become vested as provided in Section 3, the Units shall be settled promptly following such vesting date by delivering to you the number of shares of Stock equal to the number of vested Units, subject to Section 9 hereof. Notwithstanding the foregoing, if the Company elects not to satisfy the Withholding Obligation as provided in Section 9(b) below or by withholding shares from your distribution, then such shares of Stock shall not be issued and delivered until the next business day after you make such adequate provision in cash for such withholding sums. In any event, the shares will not be delivered later than the fifteenth (15th) day of the third (3rd) calendar month of the calendar year following the calendar year in which the applicable vesting date occurs.

5. CAPITALIZATION CHANGES. The number of Units convertible to shares of Stock subject to your Award and referenced in your Grant Notice may be adjusted from time to time for changes in capitalization pursuant to Section 11 of the Plan.

6. RIGHTS AS STOCKHOLDER. You shall not have any rights and privileges of a stockholder of the Company with respect to the Units. If you become vested in Units as provided in Section 3, any shares of Stock to which you become entitled shall be delivered to you as provided in Section 4, and you shall have full ownership of the shares of Stock upon such delivery.

7. NON-TRANSFERABILITY OF THE AWARD. Your Award is not transferable by you, except by will or by the laws of descent and distribution, and it cannot be assigned by you.

8. AWARD NOT A SERVICE CONTRACT. Your Award is not an employment or service contract, and nothing in your Award shall be deemed to create in any way whatsoever any obligation on your part to continue in the employ of the Company or any Affiliate, or on the part of the Company or any Affiliate to continue such employment. In addition, nothing in your Award shall obligate the Company or any Affiliate, their respective stockholders, boards of directors, officers or employees to continue any relationship that you might have as an employee or consultant of the Company or any Affiliate.

9. WITHHOLDING OBLIGATIONS.

(a) At the time your Award is granted, or at any time thereafter as requested by the Company, including prior to delivery of the shares pursuant to your Award, you hereby agree to make adequate provision in cash for any sums required to satisfy the federal, state, local and foreign tax withholding obligations of the Company or any Affiliate, if any, which arise in connection with your Award (the “Withholding Obligation”).

(b) You affirmatively authorize the Company (or an agent on behalf of the Company), at its discretion and pursuant to such procedures as it may specify from time to time prior to the taxable event, to satisfy the Withholding Obligation by arranging for the Company-designated broker to sell on the market a portion of the shares otherwise issuable to you in connection with the Units with a Fair Market Value sufficient to pay the Withholding Obligation (the “Sell to Cover Election”), on your behalf and at your direction pursuant to this authorization.

(c) Notwithstanding the foregoing, in the event the Sell to Cover Election cannot be effected in such manner that would be consistent with applicable law (as determined by the Company in its sole discretion) then the transactions necessary to facilitate the Sell to Cover Election shall not occur and the Company may satisfy all or any portion of the Withholding Obligation in connection with the Award by (i) withholding applicable amounts from any compensation otherwise payable to you by the Company or an Affiliate, (ii) withholding a number of shares from the shares otherwise issuable to you in connection with the Units with a Fair Market Value (measured as of the date the withholding obligations are to be determined) equal to the amount of such withholding obligations determined considering the applicable minimum statutorily required withholding rates or other applicable withholding rates in your jurisdiction, including maximum applicable rates that may be utilized without creating adverse accounting treatment under Financial Accounting Standards Board Accounting Standards Codification Topic 718 (or any successor pronouncement thereto) and is permitted under applicable withholding rules promulgated by the Internal Revenue Services or another applicable governmental entity, or (iii) causing you to tender a cash payment. Unless the tax withholding obligations of the Company and/or any Affiliate are satisfied, the Company shall have no obligation to issue such shares, and shall have no liability to you for any such delay in the issuance of such shares.

10. TAX CONSEQUENCES. You agree to review with your own tax advisors the federal, state, local and foreign tax consequences of this investment and the transactions contemplated by this Agreement. You shall rely solely on such advisors and not on any statements or representations of the Company or any of its agents. You understand that you (and not the Company) shall be responsible for your own tax liability that may arise as a result of this investment or the transactions contemplated by this Agreement.

11. NOTICES. Any notice or request required or permitted hereunder shall be given in writing to each of the other parties hereto and shall be deemed effectively given on the earlier of (a) the date of personal delivery, including delivery by express courier, (b) the date sent by e-mail or facsimile with confirmation of receipt or (c) the date that is five (5) days after deposit in the United States mail (whether or not actually received by the addressee), by registered or certified mail with postage and fees prepaid, addressed at the following addresses, or at such other address(es) as a party may designate by ten (10) days’ advance written notice to each of the other parties hereto:

COMPANY:	Melinta Therapeutics, Inc. Attn: Chief Financial Officer 44 Whippany Road Morristown, NJ 07960

YOU:	Your address as on file with the Company at the time notice is given.

12. MISCELLANEOUS.

(a) The headings of the Sections in this Agreement are inserted for convenience only and shall not be deemed to constitute a part of this Agreement or to affect the meaning of this Agreement.

(b) The rights and obligations of the Company under your Award shall be transferable by the Company to any one or more persons or entities, and all covenants and agreements hereunder shall inure to the benefit of, and be enforceable by, the Company’s successors and assigns. Your rights and obligations under your Award may only be assigned with the prior written consent of the Company.

(c) You agree upon request to execute any further documents or instruments necessary or desirable in the sole determination of the Company to carry out the purposes or intent of your Award.

(d) You acknowledge and agree that you have reviewed your Award in its entirety, have had an opportunity to obtain the advice of counsel prior to executing and accepting your Award and fully understand all provisions of your Award.

(e) This Agreement shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(f) All obligations of the Company under the Plan and this Agreement shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.

13. CHOICE OF LAW. The interpretation, performance and enforcement of this Agreement shall be governed by the laws of the state of Delaware without regard to such state’s conflicts of laws rules.

14. SEVERABILITY. If all or any part of this Agreement is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement not declared to be unlawful or invalid. Any Section of this Agreement (or part of such a Section) so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

15. APPLICATION OF SECTION 409A. This Award is intended to be exempt from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, “Section 409A”) pursuant to Treasury Regulation 1.409A-1(b)(4) (or any other applicable exemption). This Agreement shall be interpreted in a manner consistent with that intent. To the extent not so exempt, the delivery of shares in respect of the Units provided under this Agreement will be conducted, and this Agreement will be construed, in a manner that complies with Section 409A and is consistent with the requirements for avoiding taxes or penalties under Section 409A. Notwithstanding the foregoing or any other provision of this Agreement to the contrary, to the extent that (a) one or more of the payments or benefits received or to be received by you pursuant to this Agreement would constitute deferred compensation subject to the requirements of Section 409A, and (b) you are a “specified employee” within the meaning of Section 409A, then such payment or benefit (or portion thereof) will be delayed until the earliest date following your “separation from service” with the Company within the meaning of Section 409A on which the Company can provide such payment or benefit to you without your incurrence of any additional tax or interest pursuant to Section 409A, with all payments or benefits due thereafter occurring in accordance with the original schedule. Notwithstanding any of the foregoing, you are solely responsible for the payment of any taxes or penalties arising under Section 409A with respect to the Award, the vesting of the Units, or the delivery of the shares subject to this Award.

Appendix B

MELINTA THERAPEUTICS, INC.

2018 STOCK INCENTIVE PLAN

(see attached)